UNITED STATES
                        SECURITIESAND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                ACMAT CORPORATION
                                (Name of Issuer)


                              CLASS A COMMON STOCK
                         (Title of Class of Securities)

                                  004616 10 8
                                 (CUSIP Number)

                                DECEMBER 31, 2002
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x]   Rule  13d-1(b)

     [ ]   Rule  13d-1(c)

     [ ]   Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

CUSIP NO. 004616 10 8
--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robert  E.  Robotti
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  United States

--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      125,990
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  125,990
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  125,990
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  7.2%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*

                  IN
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

CUSIP NO. 004616 10 8
--------------------------------------------------------------------------------
1.                NAME  OF  REPORTING  PERSON
                  Robotti & Company, Incorporated
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 11-2627501
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                       (b) [x]
--------------------------------------------------------------------------------
3.                SEC  USE  ONLY

--------------------------------------------------------------------------------
4.                CITIZENSHIP  OR  PLACE  OF  ORGANIZATION
                  New York
--------------------------------------------------------------------------------
              5.  SOLE VOTING POWER
                  -0-
NUMBER OF     ------------------------------------------------------------------
SHARES        6.  SHARED VOTING POWER
BENEFICIALLY      125,990
OWNED BY      ------------------------------------------------------------------
EACH          7.  SOLE DISPOSITIVE POWER
REPORTING         -0-
PERSON WITH   ------------------------------------------------------------------
              8.  SHARED DISPOSITIVE POWER
                  125,990
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORT PERSON
                  125,990
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*
--------------------------------------------------------------------------------
11.               PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9
                  7.2%
--------------------------------------------------------------------------------
12.               TYPE  OF  REPORTING  PERSON*
                  CO, BD, IA
--------------------------------------------------------------------------------


                                Page 3 of 6 pages

                                  SCHEDULE 13G


ITEM 1.   (A)  NAME  OF  ISSUER
          ACMAT Corporation
ITEM  1.  (B)  ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES
          233  Main  Street
          New  Britain,  Connecticut  06050-2350
ITEM  2.  (A)  NAME  OF  PERSON  FILING
          This  statement  is  filed  by:
          (i)  Robert E. Robotti ("Robotti"), a United States citizen; and
          (ii) Robotti & Company, Incorporated ("Robotti & Company"), a New York corporation
ITEM  2.  (B)  ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE  OR,  IF NONE, RESIDENCE
          c/o  Robotti  &  Company,  Incorporated
               52  Vanderbilt  Avenue,
               Suite  503
               New  York,  New  York  10017
ITEM  2.  (C)  CITIZENSHIP
          See  Item  2(a)
ITEM  2.  (D)  TITLE  OF  CLASS  OF  SECURITIES
          Class  A  Common  Stock  ("Security")
ITEM  2.  (E)  CUSIP  NUMBER
          004616  10  8
ITEM  3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:

   (a) [X] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
   (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
             78c).
   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
   (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d- 1(b)(1)(ii)(F);
   (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G);
   (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                Page 4 of 6 pages

                                  SCHEDULE 13G


ITEM  4.  OWNERSHIP.
     (a) Robert E. Robotti shares beneficial ownership of 125,990 shares of the Security through the following:
               - his ownership of Robotti & Company, a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934 and an investment advisor in accordance with Rule 13d-1 (b)(1)(ii)(E), by virtue of the investment discretion Robotti & Company has over the accounts of its brokerage customers and advisory clients, which hold an aggregate of 124,690 shares of the Security; and
               - his ownership of Robotti & Company, which directly owns 1,300 shares of the Security.

     (b) The amount of shares of the Security beneficially owned by Robert E. Robotti is 7.2% of the total outstanding shares of 1,756,404 Class A common stock as per the Issuer's most recent 10-Q dated November 14, 2002.

     (c) (i) Mr. Robotti does not have the sole power to vote or direct the vote of any of the shares of the Security.
          (ii) Mr. Robotti shares the power to vote or direct the vote of 125,990 shares of the Security with Robotti & Company and its brokerage customers and advisory clients.
          (iii)Mr. Robotti does not have the sole power to dispose or to direct the disposition of any shares of the Security.
          (iv) Mr. Robotti shares the power to dispose or to direct the disposition of 125,990 shares of the Security with Robotti & Company and its brokerage customers and advisory clients.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not Applicable
ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          Not Applicable
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          Not Applicable
ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable
ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable
ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 6 pages

                                  SCHEDULE 13G



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



           Date:  February 14, 2003
                                                Robotti & Company, Incorporated

                                           By:  /s/ Robert E. Robotti
                                                -------------------------------
                                                Name:  Robert E. Robotti
                                                Title:  President and Treasurer


                                           By:  /s/ Robert E. Robotti
                                                -------------------------------
                                                Name:  Robert E. Robotti


                                Page 6 of 6 pages
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